As filed with the Securities and Exchange Commission on November 29, 2022

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

International Flavors & Fragrances Inc.

(Exact name of Registrant as specified in its charter)

New York	13-1432060
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

521 West 57th Street

New York, New York 10019

(Address of principal executive offices)

INTERNATIONAL FLAVORS & FRAGRANCES INC.

2023 DEFERRED COMPENSATION PLAN

(Full title of the plans)

Jennifer Johnson, Esq.

General Counsel

International Flavors & Fragrances Inc.

521 West 57th Street

New York, New York 10019

Telephone: (212) 765-5500

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the recipients of the applicable grants, as required by Rule 428 under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which have been filed by the Registrant with the Commission, are incorporated by reference in this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Commission on February 28, 2022 (the “Annual Report”);

(2)	The Registrant’s Proxy Statement filed on March 25, 2022 in connection with IFF’s 2022 Annual Meeting of Shareholders; and

(3)

All other reports and other documents filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant document referred to in (1) above and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and other documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4.	Description of Securities

An aggregate principal amount of $100,000,000 of deferred compensation obligations are being registered hereby based on estimated contributions of eligible employees of the Registrant and its subsidiaries under the International Flavors & Fragrances Inc. 2023 Deferred Compensation Plan (the “Plan”). Further amounts may be registered and issued as new or existing participants of the Plan elect to defer portions of their compensation in subsequent years.

The Plan is an unfunded plan and is intended to be a “top hat” plan for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of the

Employee Retirement Income Security Act of 1974. Under the Plan, select, highly-compensated senior executives of the Registrant have the opportunity to defer payment of a portion of their salary, bonus, commissions and/or equity-based compensation. The amount to be deferred by each participant in the Plan is determined in accordance with the Plan based on elections by the participant.

Under the Plan, the obligations of the Registrant to pay such deferred amounts in the future to the Plan participants in accordance with the terms of the Plan (the “Deferred Compensation Obligations”) will be unsecured and unsubordinated indebtedness of the Registrant and will rank pari passu with other unsecured, unsubordinated indebtedness of the Registrant from time to time outstanding.

The Plan allows a participant to elect to defer a portion of his or her pre-tax eligible compensation. The amount elected for deferral will be credited to that participant’s account and adjusted to reflect investment results of recordkeeping investment options selected by the participant from alternatives provided by the Registrant. Any deferrals of shares of common stock or common stock-based awards deferred under the Plan will be credited to a common stock sub-account as deferred stock. The committee administering the Plan may also permit participants to elect to allocate cash deferrals to the common stock sub-account. Amounts credited as deferred stock to a participant’s sub-account may not be reallocated to other investment alternatives. Deferrals are eligible for matching contributions by the Registrant as applicable for each participant.

Subject to the Plan and applicable tax rules, at the participant’s election benefits from the Plan may be distributed to the participant in a lump sum during employment or in annual installments. Additionally, benefits may become distributable to the participant or his or her beneficiary, estate, or alternative payee upon a specified payment date, termination of employment, death, or disability. If a change in control (as defined in the Plan) occurs, all deferral periods will be automatically accelerated to end at the time of the change in control and will be settled within five business days after the deferral period, unless such distribution would violate Section 409A of the Internal Revenue Code of 1986, as amended.

Shares of common stock deliverable in settlement of a participant’s deferred stock account in connection with a deferral of a common stock denominated award granted or acquired under another plan, program, employment agreement or other arrangement that provides for the issuance of shares of common stock, shall be deemed to have originated, and shall be counted against the number of shares reserved, under such other plan, program or arrangement. Shares of common stock actually delivered in settlement of such deferral shall be originally issued shares or treasury shares in accordance with the terms of such other plan, program or arrangement. In the case of shares of common stock deliverable in connection with deferred stock credited in connection with dividend equivalents, or if the committee administering the Plan authorizes deemed investments in deferred stock by participants deferring cash, any shares of common stock to be delivered in settlement of such deferred stock shall be solely treasury shares or shares acquired in the market issued in accordance with the terms of the Plan.

The Compensation Committee of the Registrant reserves the right to amend, alter, suspend, discontinue or terminate the Plan at any time, except that, without the consent of a participant, no such action shall materially and adversely affect the rights of such participant with respect to any rights to payment of amounts credited to such participant’s deferral account. Termination or liquidation of the Plan in its entirety must be consistent with the requirements of Section 409A of the Code. The Plan will remain in effect until it is terminated.

Item 5.	Interests of Named Experts and Counsel

Jennifer Johnson, Esq. whose legal opinion with respect to the deferred compensation obligations and equity registered hereunder is filed as Exhibit 5.1 hereto, is employed by the Registrant and is eligible to participate in the Deferred Compensation Plan. As of the date of this Registration Statement, Ms. Johnson beneficially owns 4,003 shares of IFF Common Stock and holds 1,749 restricted stock units that, upon vesting, will settle in additional shares of IFF Common Stock. Ms. Johnson is not participating in the Deferred Compensation Plan.

Item 6.	Indemnification of Directors and Officers

Pursuant to Article VI, Section 1 of IFF’s Bylaws, as they may be amended (the “IFF Bylaws”), IFF has agreed to indemnify any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of IFF, or was serving, at the request of IFF, as a director, officer, employee, fiduciary or agent of any other affiliated corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees, incurred by such person as a result of such action or proceeding, or any appeal therein, unless a judgment or other final adjudication adverse to such person establishes that his or her acts, or the acts of the person of whom he or she is the legal representative, were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she, or the person of whom he or she is the legal representative, personally gained in fact a financial profit or other advantage to which he or she, or the other person of whom he or she is the legal representative, was not legally entitled. The IFF Bylaws provide that IFF shall advance to such person funds to pay for such expenses, including attorney’s fees, incurred by such person in defending against any such action or proceeding, or any appeal therein, upon receipt of an undertaking by or on behalf of such person to repay such funds to IFF if a judgment or other final adjudication adverse to such person establishes that his or her acts, or the acts of the person of whom he or she is the legal representative, were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she, or the person of whom he or she is the legal representative, personally gained in fact a financial profit or other advantage to which he or she, or such person, was not legally entitled.

Article VI, Section 2 of the IFF Bylaws provides that if a claim under Article VI, Section 1 of the IFF Bylaws is not paid in full by IFF within thirty (30) days after a written claim has been received by IFF, the claimant may at any time thereafter bring suit against IFF to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to IFF) that the claimant, or the person of whom he or she is the legal representative, has not met the standard of conduct established in Article VI, Section 1 of the IFF Bylaws, but the burden of proving such defense shall be on IFF. Neither the failure of IFF (including IFF’s board of directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper because the claimant or such person has met the said standard of conduct, nor an actual determination by IFF (including IFF’s board of directors, independent legal counsel, or its shareholders) that the claimant or such person has not met such applicable standard of conduct, shall be a defense to action or create a presumption that the claimant or such person has not met such standard of conduct.

Article VI, Section 3 of the IFF Bylaws provides that subject to the limitations contained in Article VI, Section 1 of the IFF Bylaws, the right to indemnification and the payment of expenses conferred under the IFF Bylaws shall not be deemed exclusive of any other right to which any person seeking indemnification or advancement or payment of expenses may be entitled.

Article VI, Section 6 of the IFF Bylaws also provides that IFF may purchase and maintain insurance to indemnify officers, directors and others against costs or liabilities incurred by them in connection with the performance of their duties and any activities undertaken by them for, or at the request of, IFF, to the fullest extent permitted by the New York Business Corporation Law (the “NYBCL”).

Section 721 of the NYBCL provides, among other things, that indemnification pursuant to the NYBCL will not be deemed exclusive of other indemnification rights to which a director or officer may be entitled, provided that no indemnification may be made if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty, and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Section 722(a) of the NYBCL provides, among other things, that a corporation may indemnify a person made, or threatened to be made, a party to any civil or criminal action or proceeding, other than an action by or in the right of the corporation to procure judgment in its favor, but including an action by or in the right of any other corporation or entity which any director or officer served in any capacity at the request of the corporation, by reason of the fact that he or she or his or her testator or intestate was a director or officer of the corporation or served such other entity in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service to any other entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. With respect to actions by or in the right of the corporation to procure judgment in its favor, Section 722(c) of the NYBCL provides that a person who is or was a director or officer of the corporation or who is or was serving at the request of the corporation as a director or officer of any other corporation or entity may be indemnified against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense or settlement of such an action, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service to any other entity, not opposed to, the best interests of the corporation and that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and to the extent an appropriate court determines that the person is fairly and reasonably entitled to partial or full indemnification.

Section 723 of the NYBCL specifies, among other things, the manner in which the corporation may authorize payment of such indemnification. It provides that a director or officer who has been successful, whether on the merits or otherwise, in defending an action or proceeding of the character described in Section 722 of the NYBCL, shall be entitled to indemnification by the corporation. Except as provided in the preceding sentence, indemnification may be made by the corporation only if authorized in the specific case by one of the corporate actions set forth in Section 723 (unless ordered by a court under Section 724 of the NYBCL).

Section 724 of the NYBCL provides, among other things, that upon proper application by a director or officer, indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723(a) of the NYBCL.

Section 725 of the NYBCL contains, among other things, certain other miscellaneous provisions affecting the indemnification of directors and officers, including provision for the return of amounts paid as indemnification if any such person is ultimately found not to be entitled to the indemnification.

Section 726(a) of the NYBCL authorizes the purchase and maintenance of insurance to indemnify (i) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (ii) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (iii) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

In addition, Section 402(b) of the NYBCL provides that a corporation may include a provision in its certificate of incorporation eliminating or limiting the liability of its directors to the corporation or its shareholders for damages for the breach of any duty, except for a breach involving bad faith, intentional misconduct, a knowing violation of law or receipt of an improper personal benefit or for certain illegal dividends, loans or stock repurchases. Article Eleven of IFF’s Restated Certificate of Incorporation, as it may be amended (the “Charter”) contains such a provision.

Further, IFF maintains insurance policies that insure its officers and directors against certain liabilities. IFF has also entered into agreements with certain of its directors and officers that will require IFF, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

In addition, pursuant to the terms and conditions of the Plan, to the maximum extent permitted by law, no member of the committee responsible for administering the Plan, nor any person to whom duties have been delegated under the Plan, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan, except for the willful misconduct or gross negligence of such member or person.

The foregoing summaries are necessarily subject to the complete text of the NYBCL, the IFF Charter, the IFF Bylaws and the Plan and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

4.1 Restated Certificate of Incorporation of the Registrant (filed as an exhibit to the Registrant’s Report on Form 10-Q filed with the Commission on August 12, 2002 and incorporated herein by reference)

4.2 By-Laws of the Registrant (filed with the Commission on February  2, 2021 and incorporated herein by reference)

4.3 International Flavors  & Fragrances Inc. 2023 Deferred Compensation Plan

5.1 Opinion of Jennifer Johnson, Esq., General Counsel of the Registrant

23.1 Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2 Consent of Jennifer Johnson, Esq. (included in Exhibit 5.1)

24.1 Power of Attorney (included on signature pages)

107 Calculation of Filing Fee Tables

Item 9.	Undertakings

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, International Flavors & Fragrances Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 29, 2022.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ Frank Clyburn
Frank Clyburn Chief Executive Officer and Director

POWER OF ATTORNEY

KNOWN TO ALL PERSON BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Glenn Richter, Executive Vice President and Chief Financial Officer, and Jennifer Johnson, Executive Vice President and General Counsel, individually, his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the indicated capacities as of November 29, 2022.

Name	Title

/s/ Frank Clyburn Frank Clyburn	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Glenn Richter Glenn Richter	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Beril Yildiz Beril Yildiz	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ Dale Morrison Dale Morrison	Chairman of the Board, Director

/s/ Kathryn J. Boor Kathryn J. Boor	Director

/s/ Edward D. Breen Edward D. Breen	Director

/s/ Barry A. Bruno Barry A. Bruno	Director

/s/ Carol Anthony Davidson Carol Anthony Davidson	Director

/s/ Michael L. Ducker Michael L. Ducker	Director

/s/ Roger W. Ferguson Jr. Roger W. Ferguson Jr.	Director

/s/ John F. Ferraro John F. Ferraro	Director

/s/ Christina Gold Christina Gold	Director

/s/ Ilene Gordon Ilene Gordon	Director

/s/ Matthias Heinzel Matthias Heinzel	Director

/s/ Kare Schultz Kare Schultz	Director

/s/ Stephen Williamson Stephen Williamson	Director